Exhibit 10.3.5

FOURTH AMENDMENT TO DISTRIBUTION AGREEMENT

        This Fourth Amendment to Distribution Agreement (this “Amendment”), dated as of February 1, 2005, is by and between Par Pharmaceutical, Inc., a Delaware corporation (successor by merger to Par Pharmaceutical, Inc., a New Jersey corporation) (“Par”), and Bradley Pharmaceuticals, Inc., a Delaware corporation (“Bradley”).

        WHEREAS, Par and Bioglan Pharma, Inc. (now known as BPI Corp.), a Delaware corporation (“Bioglan”), have entered into that certain Distribution Agreement, dated as of December 27, 2000 (the “Original Agreement”), relating to the supply and distribution of doxycycline monohydrate tablets and capsules;

        WHEREAS, Par, Bioglan and Quintiles Ireland Limited, a company incorporated in the Republic of Ireland (“Quintiles”), have entered into that certain Assignment of Distribution Agreement (the “Assignment”), pursuant to which, among other matters, (i) Bioglan assigned all of its right, title and interest in and to the Original Agreement to Quintiles, (ii) Quintiles assumed certain obligations of Bioglan under the Original Agreement, (iii) Par consented to the foregoing assignment and assumption and (iv) the parties amended certain provisions of the Original Agreement, all as set forth therein;

        WHEREAS, Par and Quintiles have entered into that certain Second Amendment to Distribution Agreement and First Amendment to Assignment of Distribution Agreement, dated as of September 11, 2003, pursuant to which Par and Quintiles amended the Assignment and further amended the Original Agreement, as amended, all as set forth therein;

        WHEREAS, Par and Quintiles have entered into that certain Third Amendment to Distribution Agreement, dated as of April 13, 2004, pursuant to which Par and Quintiles further amended the Original Agreement, as amended, all as set forth therein; and

        WHEREAS, pursuant to that certain Consent and Agreement, dated as of July 9, 2004, Quintiles assigned all of its right, title and interest in and to the Original Agreement, as amended, to Bradley (the Original Agreement, as amended by the Assignment, the Second Amendment, the Third Amendment and the Consent and Agreement, and as may hereafter be amended from time to time, is hereinafter referred to as the “Amended Agreement”);

        WHEREAS, Par and Bradley now desire to amend further certain terms of the Amended Agreement, all as set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, Par and Bradley hereby agree as follows:

1. Amendment of the Agreement.

        (a) Par and Bradley hereby amend Section 5.1(a) of the Amended Agreement by deleting the first sentence of Section 5.1(a) in its entirety and replacing it with the following:

“The purchase price payable by Bradley for the Tablets supplied to it by Par shall be $13.00 per bottle of 100 tablets (50 mg dosage), $12.50 per bottle of 50 tablets (100 mg dosage), $62.50 per bottle of 250 tablets (100 mg dosage), $115.00 per 1000 tablets (50 mg dosage) in bulk orders in containers of 20,000 tablets and $235.00 per 1000 tablets (100 mg dosage) in bulk orders in containers of 20,000 tablets.”

        (b) Par and Bradley hereby amend Section 5.1(a) of the Amended Agreement by deleting the third sentence of Section 5.1(a) in its entirety and replacing it with the following:

“The purchase price payable by Bradley for the Additional Tablets supplied to it by Par shall be $11.25 per bottle of 50 tablets (75 mg dosage), $22.50 per bottle of 100 tablets (75 mg dosage), $112.50 per bottle of 500 tablets (75 mg dosage) and $222.00 per 1000 tablets (75 mg dosage) in bulk orders in containers of 20,000 tablets.

        (c) Par and Bradley hereby amend Article 3 of the Amended Agreement by adding after Section 3.3 the following Section 3.4:

“3.4 Product Warranty and Additional Obligations of Bradley:

Bradley hereby warrants to Par that all Product supplied to Bradley hereunder shall be stored, handled, marked and distributed in accordance with all applicable rules, regulations and requirements of the FDA and the Act. With respect to Product supplied to Bradley in bulk finished drug product hereunder, Bradley shall undertake marketing and distribution of such Product in compliance with all applicable rules, regulations and requirements of the FDA and the Act, including, without limitation, provisions relating to packaging, labeling, expiration dating, stability testing and CGMP. As between Par and Bradley, Bradley shall be responsible for any acts or omissions attributable to its third-party packaging or labeling of the Product.”

        (d) Except as expressly modified hereby, the Amended Agreement remains in full force and effect.

2.    Noncontravention. Each party hereto severally represents and warrants that the execution and delivery by it of this Amendment and the performance by it of its obligations under the Amended Agreement, as amended hereby, do not and will not (with or without the giving of notice or the passage of time) (a) contravene or conflict with or constitute a violation of any provision of law applicable to it or its properties, assets or activities, (b) result in the creation or imposition of any lien upon any of its properties or assets or (c) constitute a default or breach under or a violation of, or give rise to any right of termination, cancellation or acceleration of, any material contract or agreement to which it is a party or is otherwise bound.

3.    Governing Law/Counterparts. This Amendment shall be deemed to have been made under, and shall be governed by, the laws of the State of New York. This Amendment may be executed in

2

counterparts, each of which shall be deemed an original and all of which shall constitute a single agreement.

        IN WITNESS WHEREOF, this Amendment has been executed as of the date set forth above by a duly authorized representative of the parties hereto.

PAR PHARMACEUTICAL, INC.

By:	/s/ Michael Graves
	Name:	Michael Graves
	Title:	Senior Vice President Strategic Planning & Corporate Development

BRADLEY PHARMACEUTICALS, INC.

By:	/s/ Ralph N. Landau
	Name:	Ralph N. Landau
	Title:	Chief Scientific Officer

3